Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dollar Tree Stores, Inc.:

We consent to the use of our reports dated April 12, 2005, with respect to the consolidated balance sheets of Dollar Tree Stores, Inc. and subsidiaries as of January 29, 2005 and January 31, 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years ended January 29, 2005 and January 31, 2004, the one-month period ended February 1, 2003, and the year ended December 31, 2002, management’s assessment of the effectiveness of internal control over financial reporting as of January 29, 2005, and the effectiveness of internal control over financial reporting as of January 29, 2005, incorporated herein by reference.

Our report on the consolidated financial statements indicates the adoption of Financial Accounting Standards Board Interpretation 46, Consolidation of Variable Interest Entities by the Company.

/s/ KPMG LLP

Norfolk, Virginia

June 27, 2005